Exhibit 10.59

                          SUMMARY TERMS AND CONDITIONS


                          PROPOSED TRANSACTION BETWEEN

                          EMAGISOFT TECHNOLOGIES, INC.
                                       AND
                         SURGICAL SAFETY PRODUCTS, INC.


     This term sheet ("Term Sheet") summarizes the principal terms and conditions of the proposed acquisition by Surgical Safety Products, Inc. ("Surgical") of all the issued and outstanding capital stock of Emagisoft Technologies, Inc. ("Emagisoft"), as more particularly described below. This Term Sheet does not contain all matters upon which an agreement must be reached but is intended as a summary of the key terms which will be defined in a definitive merger agreement (the "Merger Agreement"). In the event of any conflict or inconsistency between this Term Sheet and the Merger Agreement, the terms of the Merger Agreement will govern.

     1. Form of Transaction. At the closing of the transaction contemplated hereby (the "Closing"), Surgical will acquire all the issued and outstanding shares of common and preferred stock of Emagisoft in exchange for shares of unregistered common stock ("Common Stock") and unregistered preferred stock ("Preferred Stock") of Surgical, and assume all options and warrants to purchase shares of common stock of Emagisoft in exchange for options and warrants to purchase shares of Surgical Common Stock. This transaction will be structured as a "reverse triangular merger" whereby (a) Surgical will form a wholly-owned Florida subsidiary ("Merger Sub"); (b) Emagisoft will merge with and into Merger Sub and will be the surviving entity; and (c) the current holders of Emagisoft capital stock will receive capital stock in Surgical. Upon the Closing, Emagisoft will be a wholly-owned subsidiary of Surgical and the holders of outstanding Emagisoft capital stock immediately prior to the Closing will hold 50% of the voting power of Surgical.

     2. Consideration.

     (a) Between the date of this Term Sheet and the Closing, Emagisoft will issue additional shares of common stock, and cancel certain shares of its common stock held by its president, so that the total number of issued and outstanding shares of common stock of both Emagisoft and Surgical are equal. Then, upon the Closing, each issued and outstanding share of common stock of Emagisoft will be converted into one (1) share of Surgical Common Stock (the "Exchange Ratio").

     (b) Each outstanding stock option and warrant of Emagisoft will be assumed by Surgical and exchanged for a new option or warrant, respectively, to acquire shares of Surgical Common Stock based on the Exchange Ratio, and the per-share strike price for each such option and warrant will be equal to the respective current per-share strike price multiplied by the Exchange Ratio. The terms of Surgical's 1999 Stock Option Plan shall govern any new options to acquire Surgical Common Stock granted pursuant to this Section 2(b), and the terms of the outstanding stock options of Emagisoft will no longer be applicable. No options or warrants for fractional shares of Common Stock will be issued, instead Surgical will adjust such options or warrants up or down, accordingly.



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     (c) Each  issued  and  outstanding  share of  Series A  preferred  stock of
Emagisoft will be converted into one (1) share of Surgical Preferred Stock. No fractional shares of Surgical Preferred Stock will be issued; instead, Surgical will adjust such shares of Surgical Preferred Stock up or down, accordingly. Each share of Surgical Preferred Stock shall have the same powers, preferences and rights, and qualifications, limitations and restrictions as the shares of Emagisoft Series A preferred stock.

     3. Financing. Upon execution of this Term Sheet, or as soon as practicably possible thereafter, Emagisoft sell approximately 4,583,336 shares of its common stock for approximately $550,000, $150,000 of which will then be loaned to Surgical pursuant to the terms of a promissory note to be executed by Surgical.

     4. Additional Terms and Conditions. The transaction is subject to the following terms and conditions:

          (a) a Merger Agreement on terms acceptable to all parties will be negotiated and executed by Surgical and Emagisoft, and all conditions contained therein shall have been satisfied. The Merger Agreement will, among other things, provide for representations, warranties, conditions, and other matters as are customary and usual in a transaction of the nature contemplated herein.

          (b) each party will have completed a due diligence review of the businesses of the other party, and the results of such due diligence review will be satisfactory to each such party in their discretion, respectively.

          (c) prior to the Closing, there will not have been any material adverse change (or event or condition likely to result in such a change) in the financial or other condition or results of operations of either party, other than the issuance of common stock by Emagisoft as set forth in
     Section 2(a) and the issuance of Preferred Stock by Surgical as set forth in Section 3(i)..

          (d) approval of the Merger Agreement by Surgical's Board of Directors ("Surgical Board") and approval of the Merger Agreement by Emagisoft's Board of Directors and a majority of its shareholders.

          (e) the filing of all necessary documents with and the receipt of all approvals, consents and waivers from all necessary governmental authorities and third parties.

          (f) at the Closing, or as soon as practical thereafter, Surgical will enter into an Employment Agreement with such current employees of Emagisoft as have been mutually agreed by Emagisoft and Surgical.

          (g) approval of the Merger Agreement by Thompson Kernaghan, a current creditor of Surgical.

          (h) at the Closing, the Surgical Board shall consist of an even number of members, one-half of whom shall be current members of the Surgical Board, and the other half of whom shall be new members designated by Emagisoft.

          (i) prior to the Closing, Surgical may issue such number of shares of its Preferred Stock equal to the number of shares of Preferred Stock issued under Section 2(c) above.

          (j) upon execution of this Term Sheet, Surgical will execute agreements which will provide for the granting of 550,000 options at the Closing from its 2000 stock option plan to various consultants designated by Emagisoft.

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     5. Exclusivity. Neither party will (nor will it permit any of its agents or affiliates to), prior to the termination of this Term Sheet, directly or indirectly solicit, encourage, initiate or participate in any negotiations or discussions, or enter into (or authorize) any agreement or agreement in principle with respect to the acquisition of (a) all or a substantial part of its business or (b) itself, whether by stock purchase, merger, consolidation, purchase of assets, tender offer or otherwise.

     6. Access. Each party and their respective representatives (including their accountants and attorneys) shall have reasonable access during the period from the date of this Term Sheet through the date of the Closing, or the date of termination of discussions or negotiations relating to the transactions contemplated by this Term Sheet, to the business, properties, affairs, books and records and plans of the other party and its subsidiaries for purposes of evaluating the proposed transaction and shall have full opportunity to obtain information from the management, banks, attorneys, accountants and other consultants of the other party and its subsidiaries who have knowledge of or responsibility for matters relating to such other party or its subsidiaries on such matters as each party or its representatives requesting access shall in good faith deem relevant for purposes of evaluating the proposed transaction.

     7. Tax and Accounting Treatment. It is expected that the transaction would constitute a tax- free reorganization for U.S. federal income tax purposes. The transaction is to be accounted for as a "purchase."

     8. Confidentiality. No party hereto, nor its Representatives (as defined below) will disclose to a third party any information regarding the existence of this Term Sheet, the terms of the proposed transaction, or the existence or status of negotiations with respect thereto without the prior written consent of the other party, except to the extent required by law or legal process. Notwithstanding the foregoing, each party may disclose such information to any such party's officers, directors, employees, partners, attorneys, advisors, accountants, agents or representatives (each a "Representative"), but only to the extent such Representative (a) needs to know such information for the purpose of helping to evaluate or negotiate the transaction, and (b) has been informed of the existence of these confidentiality obligations and such Representative's obligations hereunder.

     9. Press Releases. Without the consent of Emagisoft (in the case of Surgical) or the consent of Surgical (in the case of Emagisoft), neither party shall issue any press release or make any public announcement with regard to the transactions referred to in or contemplated by this Term Sheet; provided, however, that nothing in this Section 9 shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law or the rules of any national securities exchange or automated quotation system, so long as the disclosing party uses all commercially reasonable efforts to consult with the other parties prior to such disclosure.

     10. Costs and Expenses. Each party will bear its own costs and expenses (including, without limitation, any brokers' or finders' fees and any attorneys' and accountants' fees) incurred in connection with the transactions proposed by this Term Sheet. Each party represents and warrants to the other party that no finders' or brokers' fees will be payable in connection with the transactions contemplated by this Term Sheet by reason of any act on the part of the representing parties.

     11. Conduct of Business. Each party hereby agrees that prior to the Closing it will not engage in any transaction not in the ordinary course of its respective business, will use its best efforts to retain the services of its key employees and will use its best efforts to retain the continuing business of its respective customers.

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     12. Preparation of Definitive Agreements;  Termination.  Promptly after the execution of this Term Sheet, the parties intend to commence the preparation and negotiation of the Merger Agreement, the appropriate documentation to be filed
with  the   Securities  and  Exchange   Commission   and  all  other   necessary
documentation, all of which shall be satisfactory in form and substance to all of the parties. If a Merger Agreement has not been executed on or prior to February 28, 2001 or such later date as the parties hereto may mutually agree in writing, this Term Sheet shall terminate and be of no further force and effect, except as provided in Section 15 hereof.

     13. Governing Law. This Term Sheet shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to the conflicts of law principles thereof.

     14. Waiver of Jury Trial. Each party hereby waives any right to a trial by jury with respect to any dispute arising out of this Term Sheet.

     15. Binding Effect. This Term Sheet is not intended by the parties to constitute a contract or an offer to enter into a contract, nor to be binding upon any of the parties, nor to create any legal obligations or rights in any party with respect to any of the matters set forth herein (other than the provisions set forth in Sections 5, 6, 8, 9, 10, 13 and 14 and this Section 15, which are intended to be binding and enforceable) and each party hereto agrees never to assert or contend to the contrary. The understandings in this paragraph are intended by the parties to control over (a) any contrary or inconsistent statement, whether written or oral and to whomever made, or (b) any action or course of conduct, whether such statement, action or course of conduct has occurred or occurs hereafter.

     IN WITNESS WHEREOF, the parties hereby agree to the terms and conditions set forth above as of the __ day of February, 2001.


                                      EMAGIOSFT TECHNOLOGIES, INC.


                                      By: /s/  Kyle E. Jones
                                        ----------------------------------
                                      Kyle E. Jones, President



                                      SURGICAL SAFETY PRODUCTS, INC.


                                      By: /s/  G. Michael Swor
                                        ----------------------------------
                                      G. Michael Swor, Chief Executive Officer



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